Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2018 First Quarter Results

  First Quarter Net Sales Increased 24% Driven By Acquisition Of Kate Spade
  Maintains Fiscal 2018 Guidance

NEW YORK--(BUSINESS WIRE)--November 7, 2017--Tapestry, Inc. (NYSE:TPR) (SEHK:6388), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported first quarter results for the period ended September 30, 2017.

Victor Luis, Chief Executive Officer of Tapestry, Inc., said “Our first quarter performance was in line with our expectations, reflecting the benefits of our diversified multi-brand model, notably the contribution of Kate Spade to our consolidated results and double-digit growth at Stuart Weitzman. While our Coach comparable store sales were impacted by both expected calendar shifts and inventory challenges as well as the effects of the unanticipated natural disasters – we have returned to growth thus far in the second quarter and are well positioned for holiday. Importantly, we remain on track to achieve the annual guidance we set out for Tapestry in August.”

“We have been especially pleased with our progress on the integration of Kate Spade onto the Tapestry platform. During the quarter, we took significant actions to position the brand for long-term success. We began to implement our strategic initiatives including the pull back on wholesale disposition and flash sales, while taking substantial steps to unlock cost synergies. After only a few months since the close of the Kate Spade acquisition, we’re even more excited about the opportunities for the brand, both in terms of revenue growth, driven by distribution and productivity, and profitability improvements, as we leverage our scale across our supply chain, global business development organization and other corporate functions. Importantly, we now expect to achieve run-rate synergies of approximately $100 to $115 million in fiscal 2019 versus our previous guidance of $50 million.”

First Quarter 2018 Non-GAAP Reconciliation Items:

The Company recorded the following on a reported basis:

  Integration and Acquisition Costs: charges of approximately $188 million, which relate to the purchase and integration of Kate Spade. These costs primarily consist of the normal limited life purchase accounting adjustments, acquisition costs, the establishment of inventory reserves, severance and other costs related to contractual agreements with certain Kate Spade executives and organizational costs as a result of integration.
  Operational Efficiency Plan: charges of approximately $3 million, primarily related to technology infrastructure and organizational efficiency costs.

During the first quarter of 2018, these items decreased the Company’s consolidated reported operating profit by approximately $191 million, due to a reduction in gross profit of approximately $88 million and an increase in SG&A expenses of approximately $102 million. Reported net income was negatively impacted by $137 million or about $0.48 per diluted share in the first quarter.

Overview of First Quarter 2018 Tapestry, Inc. Results:

Fiscal 2018 first quarter performance includes the contribution of Kate Spade for the period subsequent to the closing of the acquisition on July 11, 2017 through the end of the fiscal quarter on September 30, 2017.

  Net sales totaled $1.29 billion for the first fiscal quarter as compared to $1.04 billion in the prior year, an increase of 24%. On a constant currency basis, total sales increased 25%.
  Gross profit totaled $764 million on a reported basis, while gross margin for the quarter was 59.3% on a reported basis compared to 68.9% in the prior year. On a non-GAAP basis, gross profit totaled $853 million, while gross margin was 66.2% as compared to 68.9% in the prior year.
  SG&A expenses totaled $786 million on a reported basis and represented 61.0% of sales compared to 52.9% in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $684 million and represented 53.0% of sales as compared to 51.9% in the year-ago period.
  Operating income for the quarter was a loss of $22 million on a reported basis, while operating margin was (1.7)% versus 16.0% in the prior year. As expected, on a non-GAAP basis, operating income was $169 million, a decrease of 4% versus prior year, consistent with guidance while operating margin was 13.1% versus 17.0% in last year’s first quarter.
  Net interest expense was $21 million in the quarter as compared to $6 million in the year ago period.
  Net income for the quarter was a loss of $18 million on a reported basis, with earnings per diluted share of ($0.06). This compared to reported net income of $117 million with earnings per diluted share of $0.42 in the prior year period. On a non-GAAP basis, net income for the quarter totaled $120 million, with earnings per diluted share of $0.42. This compared to non-GAAP net income of $126 million with earnings per diluted share of $0.45 in the prior year period.

As previously announced, beginning in fiscal 2018, the Company changed its reportable segments to be by brand: Coach, Kate Spade and Stuart Weitzman. Accordingly, information under these new reportable segments, including restated prior year results, can be found below as well as in the Form 8-K filed with the SEC today.

First fiscal quarter results in each of the Company’s reportable segments were as follows:

Coach First Quarter of 2018 Results:

  Net sales for Coach totaled $924 million for the first fiscal quarter as compared to $950 million in the prior year, a decrease of 3%. On a constant currency basis, sales declined 2%. Global comparable store sales declined 2%, including a benefit of approximately 100 basis points driven by an increase in global e-commerce. Results include the negative impact associated with the shift in timing of the Chinese Mid-Autumn festival into October, exacerbated by the impact of inventory mix issues as well as natural disasters occurring in the quarter, notably hurricanes in North America and typhoons in Asia.
  Gross profit for Coach totaled $632 million on a reported and non-GAAP basis. Gross margin for the quarter was 68.4%, including approximately 70 basis points of pressure from currency. This compared to gross margin of 69.8% in the prior year period on both a reported and non-GAAP basis.
  SG&A expenses totaled $434 million for Coach and represented 47.0% of sales compared to 45.4% in the year-ago quarter on a reported and non-GAAP basis.
  Operating income for Coach was $198 million, while operating margin was 21.5% versus 24.4% in the prior year, both on a reported and non-GAAP basis.

Kate Spade First Quarter of 2018 Results (for the post-acquisition period):

  Net sales for Kate Spade totaled $269 million, reflecting, in part, the strategic pullback in wholesale disposition and online flash. Global comparable store sales declined 9%, including the negative impact of approximately 600 basis points basis points from a decline in global e-commerce, as projected.
  Gross profit for Kate Spade totaled $76 million on a reported basis, while gross margin for the period was 28.4%. On a non-GAAP basis, gross profit was $165 million, while gross margin was 61.3%.
  SG&A expenses for Kate Spade were $211 million on a reported basis and represented 78.6% of sales. On a non-GAAP basis, SG&A expenses were $143 million and represented 53.3% of sales.
  Operating income for Kate Spade was a loss of $135 million on a reported basis, representing an operating margin of (50.2)%. On a non-GAAP basis, operating income totaled $22 million, while operating margin was 8.0%.

Stuart Weitzman First Quarter of 2018 Results:

  Net sales for Stuart Weitzman totaled $96 million for the first fiscal quarter compared to $88 million reported in the same period of the prior year, an increase of 10%.
  Gross profit for Stuart Weitzman totaled $56 million on a reported basis and non-GAAP basis, while gross margin for the quarter was 58.1%. This compared to prior year gross margin of 58.4% and 58.9% on a reported and non-GAAP basis, respectively.
  SG&A expenses for Stuart Weitzman were $48 million on a reported basis and represented 49.4% of sales as compared to 54.0% of sales in the prior year’s first quarter. On a non-GAAP basis, SG&A expenses were $47 million or 48.5% of sales as compared to 52.8% of sales in the prior year.
  Operating income for Stuart Weitzman was $8 million on a reported basis, while operating margin was 8.7% versus 4.4% in the prior year. On a non-GAAP basis, operating income was $9 million or 9.6% of sales versus 6.0% in the prior year.

Mr. Luis added, “As we look forward to holiday and beyond, we are well positioned to drive positive comparable store sales for Coach driven by compelling product, our differentiated modern luxury store experience and bold marketing campaigns. For Stuart Weitzman, we are excited to show Giovanni Morelli’s first collection to the trade in the upcoming weeks and to continue the brand’s successful international distribution roll out. And for Kate Spade, our priority is integration and building the foundation for growth in FY19 and beyond.”

“Overall, we remain focused on creating desire for our brands through innovation and reinforcing the emotional bonds with our customers across geographies. We are confident in the opportunities for Tapestry as a whole and for each of our brands individually within the attractive and growing $80 billion global market for premium handbags and accessories, footwear and outerwear,” Mr. Luis concluded.

Fiscal Year 2018 Outlook

The following fiscal 2018 guidance is provided on a non-GAAP basis and includes projected Kate Spade results subsequent to the closing of the transaction on July 11, 2017.

The Company continues to expect revenues for fiscal 2018 to increase about 30% versus fiscal 2017, to $5.8 to $5.9 billion, with low-single digit organic growth and the acquisition of Kate Spade adding over $1.2 billion in revenue.

In addition, the Company continues to project operating income growth of 22% to 25% versus fiscal 2017 driven by mid-single-digit organic growth, the acquisition of Kate Spade, and estimated synergies of $30 to $35 million. These synergies are expected to offset in part the reduction in profitability from the strategic and deliberate pullback of Kate Spade wholesale disposition and online flash sales channels. Taken together, the Kate Spade business and resulting synergies are expected to contribute approximately $130 to $140 million to operating income.

Net interest expense is now expected to be $80 to $85 million for the year while the full year fiscal 2018 tax rate is projected at about 25% to 26%.

Overall, the Company continues to project earnings per diluted share in the range of $2.35-$2.40, an increase of about 10% to 12% for the year, including low-to-mid-single digit accretion from the acquisition of Kate Spade.

Fiscal Year 2018 Outlook - Non-GAAP Disclosure:

The company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our integration and acquisition related charges, have not yet occurred or are out of the company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the company has identified the estimated impact of the items excluded from its fiscal 2018 guidance.

This fiscal 2018 non-GAAP guidance excludes (1) expected pre-tax charges of around $10 million attributable to the company’s Operational Efficiency Plan and (2) currently estimated Kate Spade integration and acquisition charges. During the quarter, the company paid approximately $40 million related to acquisition transaction fees. The Company currently estimates that it will incur approximately $230 million in pre-tax charges in fiscal 2018, which are attributable to Kate Spade integration-related costs. Of the $230 million of integration-related charges, the Company estimates that approximately $130 million will be non-cash items. The company continues to fully develop its integration plan.

In fiscal 2018, the Company adopted Accounting Standard Update (ASU) 2016-09 for the accounting of employee share-based payments, which was issued by the Financial Accounting Standards Board. This affects the Company’s effective tax rate as certain tax impacts that were previously recorded to equity are now included in income tax expense. Further, because the tax impacts are defined by the company’s stock price when Restricted Stock Units (RSUs) and Performance Restricted Stock Units (PRSUs) vest and when employees exercise their stock options, the timing and the amount of the impact cannot be forecasted.

Conference Call Details:

The Company will host a conference call to review these results at 8:30 a.m. (ET) today, November 7, 2017. Interested parties may listen to the webcast by accessing www.tapestry.com/investors on the Internet or dialing into 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 88865318. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 88865318. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website.

The Company expects to report fiscal 2018 second quarter financial results on Tuesday, February 6, 2018. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR. The Company’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2018 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipate," “moving,” “leveraging,” “developing,” “driving,” “targeting,” “assume,” “plan,” “pursue,” “on track,” “well positioned to drive,” “look forward to,” “achieve” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

TAPESTRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters Ended September 30, 2017 and October 1, 2016
(in millions, except per share data)

	(unaudited)
	QUARTER ENDED
	September 30, 2017	October 1, 2016

Net sales	$1,288.9	$1,037.6

Cost of sales	524.5	322.9

Gross Profit	764.4	714.7

Selling, general and administrative expenses	786.2	548.8

Operating (loss) income	(21.8)	165.9

Interest expense, net	20.5	5.7

(Loss) income before provision for income taxes	(42.3)	160.2

Provision for income taxes	(24.6)	42.8

Net (loss) income	$(17.7)	$117.4

Net (loss) income per share:

Basic	$(0.06)	$0.42

Diluted	$(0.06)	$0.42

Shares used in computing net (loss) income per share:

Basic	283.2	279.5

Diluted	286.7	281.9

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended September 30, 2017 and October 1, 2016
(in millions, except per share data)
(unaudited)

	September 30, 2017
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Non-GAAP Basis (Excluding Items)

Gross profit	$764.4	$—	$(88.4)	$852.8

Selling, general and administrative expenses	$786.2	$3.1	$99.1	$684.0

Operating (loss) income	$(21.8)	$(3.1)	$(187.5)	$168.8

(Loss) income before provision for income taxes	$(42.3)	$(3.1)	$(187.5)	$148.3

Provision for income taxes	$(24.6)	$(1.0)	$(52.2)	$28.6

Net (loss) income	$(17.7)	$(2.1)	$(135.3)	$119.7

Diluted net (loss) income per share	$(0.06)	$(0.01)	$(0.47)	$0.42

	October 1, 2016
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Non-GAAP Basis (Excluding Items)

Gross profit	$714.7	$—	$(0.4)	$715.1

Selling, general and administrative expenses	$548.8	$7.1	$3.4	$538.3

Operating income	$165.9	$(7.1)	$(3.8)	$176.8

Income before provision for income taxes	$160.2	$(7.1)	$(3.8)	$171.1

Provision for income taxes	$42.8	$(1.5)	$(0.8)	$45.1

Net income	$117.4	$(5.6)	$(3.0)	$126.0

Diluted net income per share	$0.42	$(0.02)	$(0.01)	$0.45
(1) Amounts as of September 30, 2017 represent technology infrastructure and organizational efficiency costs. Amounts as of October 1, 2016 represent charges primarily related to organizational efficiency costs and to a lesser extent, network optimization costs.

(2) Amounts as of September 30, 2017 represent charges primarily attributable to acquisition and integration costs related to the purchase of Kate Spade & Company. These charges include:
- Limited life purchase accounting adjustments
- Acquisition costs
- Inventory reserves established for the destruction of inventory
- Severance and other costs related to contractual payments with certain Kate Spade executives
- Organizational costs as a result of integration

Amounts as of October 1, 2016 represent charges attributable to acquisition costs and limited life purchase accounting impacts related to the acquisition of Stuart Weitzman Holdings LLC.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended September 30, 2017 and October 1, 2016
(in millions)
(unaudited)

	September 30, 2017
	GAAP	Coach	Kate Spade(1)	Stuart Weitzman	Corporate	Non-GAAP
COGS
Integration & Acquisition		—	(88.4)	—	—
Gross profit	764.4	—	(88.4)	—	—	852.8

SG&A
Integration & Acquisition		—	67.8	0.9	30.4
Operational Efficiency Plan		—	—	—	3.1
SG&A	786.2	—	67.8	0.9	33.5	684.0

Operating (loss) income	(21.8)	—	(156.2)	(0.9)	(33.5)	168.8

	October 1, 2016
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
COGS
Integration & Acquisition		—	—	(0.4)	—
Gross profit	714.7	—	—	(0.4)	—	715.1

SG&A
Integration & Acquisition		—	—	1.0	2.4
Operational Efficiency Plan		—	—	—	7.1
SG&A	548.8	—	—	1.0	9.5	538.3

Operating income	165.9	—	—	(1.4)	(9.5)	176.8

(1) On July 11, 2017, the Company completed its acquisition of Kate Spade. The operating results of the Kate Spade brand have been consolidated in the Company's operating results commencing on July 11, 2017.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to our Operational Efficiency Plan and Integration & Acquisition-Related Costs for Tapestry, Inc. and separately for the Coach, Kate Spade and Stuart Weitzman brands, and the Company’s Corporate results.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and the Coach brand have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior period’s monthly average currency conversion rate.

Guidance for certain financial information for the fiscal year ending June 30, 2018 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
Segment Information
For the Quarters Ended September 30, 2017 and October 1, 2016
(in millions)
(unaudited)

	Coach	Kate Spade(1)	Stuart Weitzman	Corporate	Total
Three Months Ended September 30, 2017

Net sales	$923.7	$268.8	$96.4	$—	$1,288.9
Gross profit	632.1	76.3	56.0	—	764.4
Operating income (loss)	198.3	(134.9)	8.4	(93.6)	(21.8)
Income (loss) before provision for income taxes	198.3	(134.9)	8.4	(114.1)	(42.3)

Three Months Ended October 1, 2016

Net sales	$950.1	$—	$87.5	$—	$1,037.6
Gross profit	663.6	—	51.1	—	714.7
Operating income (loss)	232.3	—	3.9	(70.3)	165.9
Income (loss) before provision for income taxes	232.3	—	3.9	(76.0)	160.2

(1) On July 11, 2017, the Company completed its acquisition of Kate Spade. The operating results of the Kate Spade brand have been consolidated in the Company's operating results commencing on July 11, 2017.

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 30, 2017 and July 1, 2017
(in millions)

	(unaudited)	(audited)
	September 30, 2017	July 1, 2017
ASSETS

Cash, cash equivalents and short-term investments	$1,670.9	$3,083.6
Receivables	302.7	268.0
Inventories	852.8	469.7
Other current assets	195.9	132.0

Total current assets	3,022.3	3,953.3

Property and equipment, net	860.8	691.4
Other noncurrent assets	3,571.3	1,186.9

Total assets	$7,454.4	$5,831.6

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$292.7	$194.6
Accrued liabilities	641.6	559.2
Current debt	800.6	—

Total current liabilities	1,734.9	753.8

Long-term debt	1,888.2	1,579.5
Other liabilities	891.3	496.4

Stockholders' equity	2,940.0	3,001.9

Total liabilities and stockholders' equity	$7,454.4	$5,831.6

TAPESTRY, INC.
Store Count
At July 1, 2017 and September 30, 2017
(unaudited)

	As of	Acquired			As of
Directly-Operated Store Count:	July 1, 2017	Stores	Openings	(Closures)	September 30, 2017

Coach
North America	419	—	—	(2)	417
International	543	—	8	(8)	543

Kate Spade
North America	—	180	3	—	183
International	—	95	2	(4)	93

Stuart Weitzman
North America	69	—	1	(1)	69
International	12	—	—	—	12

CONTACT:
Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Senior Director, Investor Relations